UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 8, 2008

Date of Report (Date of earliest event reported)
HLTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

(Address of principal executive offices, including zip code)
(201) 703-3400

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     To the extent required by Item 1.01 of Form 8-K, the information contained in Item 2.01 of this Current Report is incorporated by reference in this Item 1.01.
Item 1.02. Termination of a Material Definitive Agreement
     To the extent required by Item 1.02 of Form 8-K, the information contained in Item 2.01 of this Current Report is incorporated by reference in this Item 1.01.
Item 2.01. Completion of Acquisition or Disposition of Assets
     On February 8, 2008, HLTH Corporation (“HLTH” or the “Registrant”) completed the sale (the “Sale”) of its 48% minority ownership interest in EBS Master LLC (“Master LLC”) for $575 million in cash to an affiliate of General Atlantic LLC (“GA”) and affiliates of Hellman & Friedman, LLC (“H&F”). Master LLC was formed in November 2006 to acquire HLTH’s Emdeon Business Services segment. In the November 2006 transaction, an affiliate of GA acquired a 52% interest in Master LLC and HLTH received approximately $1.2 billion in cash and retained a 48% interest in Master LLC. As a result of the completion of the Sale on February 8, 2008, HLTH has received total proceeds of approximately $1.775 billion in cash for Emdeon Business Services.
     The Sale was completed pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated as of February 8, 2008, among HLTH Corporation, Master LLC, the voting members of Master LLC and the purchasers listed therein (the “Purchasers”). In connection with the consummation of the Sale, the wholly owned subsidiary of HLTH that had been a member of Master LLC transferred its membership interests to the respective Purchasers pursuant to the terms of the Purchase Agreement and ceased to be a party to the Second Amended and Restated Limited Liability Company Agreement among Master LLC and its members (the “LLC Agreement”). The Purchase Agreement contains representations and warranties and covenants that are customary for transactions of this type. All closing conditions were fulfilled simultaneously with the execution of the Purchase Agreement. HLTH and WebMD Health Corp. (“WHC”), a 84% owned public subsidiary of HLTH, will be continuing their product development and marketing relationships with Emdeon Business Services. The Purchase Agreement is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference. The above summary of the provisions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.
     HLTH expects to recognize a taxable gain on the Sale and expects to utilize a portion of its federal net operating loss (“NOL”) carryforward to offset a portion of the tax liability that would otherwise result from the Sale. Under the existing Tax Sharing Agreement between HLTH and WHC, HLTH has agreed to reimburse WHC for any NOL carryforward attributable to WHC that is utilized by HLTH in connection with this transaction. The amount of the NOL carryforward attributable to WHC to be utilized and the amount of the resulting reimbursement depend on numerous factors and cannot be determined at this time.
     The terms of the Purchase Agreement were determined on the basis of arms-length negotiations. Prior to the execution of the Purchase Agreement, there was no material relationship between H&F and HLTH, any affiliate of HLTH, or any director or officer of HLTH, and, to the knowledge of HLTH, there was no material relationship between H&F and any associate of any director or officer of HLTH. Except as contemplated by the

LLC Agreement and in connection with the transactions pursuant to which the LLC Agreement was entered into, (a) there was no material relationship between GA and HLTH, any affiliate of HLTH, or any director or officer of HLTH prior to the execution of the Purchase Agreement and (b) to the knowledge of HLTH, there was no material relationship between GA and any associate of any director or officer of HLTH prior to the execution of the Purchase Agreement.
Item 9.01. Financial Statements and Exhibits
     (b) Pro Forma Financial Information.
          The unaudited pro forma condensed consolidated financial statements of HLTH Corporation, as of and for the nine months ended September 30, 2007 and for the year ended December 31, 2006 are filed as Exhibit 99.1 to this Current Report and incorporated by reference herein.
     (d) Exhibits.
          The following exhibits are filed herewith:
2.1	Securities Purchase Agreement, dated as of February 8, 2008, among HLTH Corporation, EBS Master LLC, the voting members of EBS Master LLC and the purchasers listed therein*

99.1	Unaudited pro forma condensed consolidated financial statements of HLTH Corporation, as of and for the nine months ended September 30, 2007 and for the year ended December 31, 2006

*	The exhibits and schedules to Exhibit 2.1 have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HLTH CORPORATION
Dated: February 13, 2008	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Securities Purchase Agreement, dated as of February 8, 2008, among HLTH Corporation, EBS Master LLC, the voting members of EBS Master LLC and the purchasers listed therein

99.1	Unaudited pro forma condensed consolidated financial statements of HLTH Corporation, as of and for the nine months ended September 30, 2007 and for the year ended December 31, 2006